  EXHIBIT 99.2

APEX Tech Acquisition Inc. Announces Closing of Initial Public Offering, Including Partial Exercise of Overallotment Option

New York, New York – February 27, 2026 – APEX Tech Acquisition Inc., a blank check company incorporated in the Cayman Islands as an exempted company (the “Company”), today announced the closing of its initial public offering of 11,197,131 units, including partial exercise of an over-allotment option, at $10.00 per unit for aggregate gross proceeds to the Company of $111,971,310. The units began trading on The New York Stock Exchange (“NYSE”) on February 26, 2026 under the ticker symbol “TRADU.” Each unit consists of one ordinary share and one right to receive one-fourth (1/4) of one ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and the rights are expected to be traded on NYSE under the symbols “TRAD” and “TRADR,” respectively.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

Venture Bridge Legal served as the U.S. counsel to the Company and Robinson & Cole LLP served as the U.S. counsel to the representative of the underwriters in this offering.

A registration statement on Form S-1 relating to the securities, as amended (File No. 333-291936) was previously filed with the Securities and Exchange Commission ("SEC") and declared effective on February 25, 2026. This offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

About APEX Tech Acquisition Inc.

The Company is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to conduct a search for target businesses without being limited to a particular industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the underwriters’ exercise of over-allotment option, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

APEX Tech Acquisition Inc.

Attn: Shaoren Liu

E-mail: shaoren@apextech-inc.com